STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective as of the 28th day of September, 2005 (the "Closing Date"), by and between TRANS ALASKA HOLDINGS, INC., an Alaska corporation, ("Buyer"), and CERAGENIX PHARMACEUTICALS, INC., a Delaware corporation, ("Seller").

          WHEREAS, Seller owns all of the issued and outstanding shares of the Common Stock (the "Common Stock" or "Shares") of Global Alaska Industries, Inc., an Alaska corporation (the "Company" or "GAI").

          NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, and covenants contained hereinafter, Buyer and Sellers hereby agree as follows:

          1.          Purchase and Sale of Shares. Subject to the terms and conditions herein stated, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase and acquire from Seller on the Closing Date, all 1,000 shares of the Company that will be owned by Seller as of the Closing Date (giving effect to the transactions described in Section 3(a) of this Agreement), representing 100% of the issued and outstanding shares of the Common Stock of the Company (the "Shares"). The purchase price to be paid by Buyer to Seller on the Closing Date for the Shares is the sum of $100, which sum is acknowledged as having been paid by Buyer to Seller.

          2.          Closing and Effective Date.          The closing of the sale and purchase of the Shares shall occur on the first business day following the twentieth (20th) day after the mailing by Seller to its shareholders a Definitive Information Statement conforming to the requirements of Schedule 14C and Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") relating to the transactions provided for in this Agreement (the "Closing Date"). Notwithstanding the actual Closing Date, the Seller and Buyer mutually agree that the effective date of the sale and purchase of the Shares, for all tax and accounting purposes, shall be September 30, 2005 (the "Effective Date").

          3.          Additional Agreements. Seller and Buyer further agree as follows:

                    (a)          Buyer and Seller agree that as of the date of this Agreement, Alaska Bingo Supply, Inc., an Alaska corporation ("ABSI") a wholly-owned subsidiary of the Company, is indebted to the Seller in the aggregate amount of $528,548.51, together with accrued interest from July 31, 2005 (the "ABSI Receivable"). Concurrently with the execution of this Agreement, and for and in consideration of the issuance to Seller of an additional 900 Shares of Common Stock of GAI, Seller shall sell and GAI shall purchase from Seller all of Seller's right, title and interest in and to the ABSI Receivable.

                    (b)          Buyer acknowledges, represents and warrants that all liability and accounts payable of the Company or its affiliates to Gunpark Management, LLC, Clifford C. Thygesen or Frank L. Jennings, or their respective affiliates, have been assigned to and assumed by ABSI (hereinafter collectively the "Gunpark Liabilities"). Buyer, for itself, its affiliates, successors and assigns, hereby agrees that ABSI assumes and agrees to pay or otherwise satisfy the Gunpark Liabilities and is and shall be solely and exclusively liable therefore and agrees to indemnify, defend and hold harmless the Seller from any further liability with respect thereto.

                    (c)          Without in any way limiting the provisions of paragraph 2(b) above, Buyer for itself, the Company, its affiliates, successors and assigns, hereby agrees that ABSI shall be deemed to have assumed and agreed to pay any and all obligations, liabilities, debts, taxes, assessments or claims which may now exist or which in the future may arise, by virtue of the operations and activities of ABSI, its agents, representatives and employees, arising from any fact, transaction or occurrence whatsoever. Without in any way limiting the generality of the foregoing, Alaska Bingo Supply, Inc., agrees to indemnify, defend and hold harmless the Seller, its successors and assigns, from and against any liability or obligation whatsoever under that certain non-recourse Promissory Note of Alaska Bingo Supply, Inc., in favor of Mark Griffin with a remaining principal balance of approximately $1,500,000.00.

                    (d)          Notwithstanding the Closing Date, Seller and Buyer agree that commencing on the Effective Date, the Buyer shall have the sole and exclusive right to supervise and manage the business operations of ABSI, including the collection of revenues and payment of expenses and accrued liabilities, and shall have the sole and exclusive financial benefit, if any, and economic risk, if any, of those operations. From and after the Effective Date, Seller shall have no interest whatsoever in the business operations of ABSI, and Buyer agrees to indemnify, defend, indemnify and hold harmless the Seller from any liability with respect thereto.

          4.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

                    (a)          The Shares represent 100% of the issued and outstanding shares of the Company.

                    (b)          The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller do not conflict with or result in a breach or violation of, or default under (or an event that, with notice or lapse of time, or both, would constitute a default), any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of the Company, or any material agreement or instrument to which Seller is a party or by which Seller is bound.

                    (c)          This Agreement has been duly authorized by all necessary corporate action on behalf of Seller and has been duly executed and delivered by authorized officers of Seller and is a valid and binding agreement on the part of the Seller that is enforceable against the Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

                    (d)          Seller owns the Shares, both beneficially and of record, subject to no liens, encumbrances or rights of others, and has the right to transfer to Buyer the entire right, title and interest in and to the Shares. The Shares are validly issued and nonassessable.

                    (e)          Seller is not a party to any voting trust or voting agreement, stockholder's agreement, pledge agreement, buy-sell agreement, or first refusal agreement relative to the Shares.

                    (f)          Seller makes no and expressly disclaims any and all representation or warranty with respect to the financial condition of the Company or its business operations, assets or the value of the Shares.

          5.          Representation and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

                    (a)          Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such Shares, nor with any present intention of distributing or selling such Shares, except insofar as such Shares are included in a public offering registered pursuant to the Securities Act of 1933 (as amended) or the disposition thereof is exempt from such registration. Buyer understands that the Shares have not been registered under federal or state securities laws and that such Shares are being offered and sold to Buyer pursuant to a claimed exemption from the registration requirements of such laws.

                    (b)          Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of its purchase of the Shares and has the ability to bear the economic risk of the purchase of the Shares. Buyer has had access to such information concerning the Company, which the Company has made available to Buyer, and has had the opportunity to ask questions of, and receive answers from, officials of the Company concerning the business, operations, financial condition, assets, liabilities and other matters pertaining to the Company.

                    (c)          Buyer understands that the Shares being acquired by its hereunder may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 (as amended) or pursuant to an exemption therefrom, in which case, the Company may require that it be furnished with an opinion of counsel for Buyer reasonably satisfactory to the Company that such registration is not required, or Buyer may present to the Company a letter from the Securities and Exchange Commission to the effect that, in the event the Shares are transferred by Buyer without registration, the Commission or the staff thereof will not recommend any action. Buyer consents that any transfer agent of the Company may be instructed not to transfer any of such stock unless it receives satisfactory evidence of compliance with the foregoing provisions.

          6.          Agreements of Buyer.

                    (a)          Buyer agrees with Seller that in entering into this transaction with Seller and buying the Shares from Seller, Buyer is not relying upon any statement by Seller about the Company or its stock or the value thereof, nor is Buyer relying upon Seller as a source of information pertaining to the Company or its stock or the value thereof.

                    (b)          Buyer accepts the Shares and control of the Company "as is" and "where is" and acknowledges that Seller makes no and expressly disclaims any and all representations or warranties regarding the Shares, the Company or its financial condition, assets or business operations.

                    (c)          Buyer acknowledges that it has had an opportunity to conduct its own investigations and due diligence into the Company, its operations, financial condition and has obtained all the information that it has desired in determining to purchase the Shares and control of the Company hereunder.

                    (d)          All agreements, covenants, representations and warranties of Buyer herein shall be binding upon Buyer.

          7.          Agreements of Seller. Seller agrees with Buyer that in entering into this transaction with Buyer and selling the Shares to Buyer, Seller is not relying upon any statement by Buyer about the Company or its stock or the value thereof, nor is Seller relying upon Buyer as a source of information pertaining to the Company or its stock or the value thereof.

          8.          Payment of Expenses. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including without limitation, any legal, accounting, and other professional fees and expenses.

          9.          Attorney's Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including but not limited to, attorneys' fees and costs.

          10.          Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.

          11.          Amendment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

          12.          Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings, oral or written, relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

          13.          Survival of Representations, Warranties and Agreements. All representations and warranties contained in this Agreement shall survive the consummation of the transaction contemplated hereby for a period of two years immediately following the Closing Date. All agreements and covenants contained in this Agreement not fully performed as of the Closing Date shall survive the Closing Date and continue thereafter until fully performed or until the time for further performance has expired.

          14.          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

          15.          Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

          16.          Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

          17.          Litigation. Any litigation commenced which is based in whole or in part upon claims under or in connection with this Agreement or the transaction contemplated hereby shall be brought in a court of competent jurisdiction (state or federal) in the United States of America.

          18.          General. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado; may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and assigns; and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.
TRANS ALASKA HOLDINGS, INC.,	CERAGENIX PHARMACEUTICALS, INC.
an Alaska corporation	a Delaware corporation

By: /s/ Clifford C. Thygesen	By: Jeffrey S. Sperber
Its: Chief Financial Officer